Exhibit 23.2 - Consent of Independent Auditors



         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of the FBL Financial Group, Inc. Share Direct Plan for the registration of 500,000 shares of its Class A common stock and to the incorporation by reference therein of our report dated February 5, 2001 with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP


Des Moines, Iowa
April 27, 2001